EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-196804) and Form S‑8 (Nos. 333-59598, 333-62022, 333-88086, 333-116755, 333-151580, 333-174615, 333-183269, 333-197755, 333-201830, 333-201831, and 333-204550) of Kindred Healthcare, Inc. of our report dated March 2, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 7, as to which the date is September 17, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kindred Healthcare, Inc.’s Current Report on Form 8‑K dated September 17, 2015.

/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
September 17, 2015